                                                                 EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (the "AGREEMENT") made and entered into this 19th day of July, 1996, by and among G Acquisition Corp., a Puerto Rico corporation ("PURCHASER"), and Jose M. Rodriguez Garrido and Jorge Rodriguez Garrido (the "SELLERS"), and Maria Angeles Martinez Famada and Sandra Mediavilla Garcia (the "SELLERS' WIVES").

                                   BACKGROUND

     WHEREAS, the Sellers own all of the outstanding capital stock (the "SHARES") of Garrido y Compania, Inc., a Puerto Rico corporation ("GARRIDO"), consisting of an aggregate of 586 shares of common stock, $100 par value per share;

     WHEREAS, Garrido owns all of the outstanding capital stock of (i) Garrido Alto Grande Corp., a Puerto Rico corporation ("ALTO GRANDE"), consisting of an aggregate of 1 share of common stock, $1,000 par value per share, and (ii) Guest Choice, Inc., a Puerto Rico corporation ("GUEST CHOICE"), consisting of an aggregate of 12 shares of common stock, no par value, and whereas Alto Grande owns all of the outstanding capital stock of Alto Grande Export Corp., a Puerto Rico corporation ("EXPORT"), consisting of an aggregate of 10 shares of common stock, $100 par value per share, (Garrido, together with Alto Grande, Export, and Guest Choice, is referred to as the "COMPANY");

     WHEREAS, the Company is engaged principally in the agricultural business, more specifically, the production, processing, packaging, marketing, and distribution of coffee and related products;

     WHEREAS, the Company has endeavored to expand its operations and is in a position to enter, and has entered, new markets in and outside Puerto Rico and, consequently, needs to further increase the Company's resources in order to continue its expansion and modernization process and to more fully develop its potential in those markets;

     WHEREAS, Purchaser and its Affiliates (as defined herein) have the capital, financial, and other resources necessary to expand upon and continue the expansion and modernization of the Company as well as the development of new markets and to carry out its objectives;

     WHEREAS, in order to insure the fulfillment of their personal obligations with respect thereto, the Sellers have assumed the liabilities of the Company described in Exhibit L hereof as required by Purchaser in furtherance of its business plans for the Company subsequent to the date of this Agreement; and

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                                     -2-

     WHEREAS, Purchaser wishes to acquire the Shares from the Sellers, and the Sellers desire to sell the Shares to Purchaser, on the terms and subject to the conditions set forth in this Agreement.

     THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, the parties to this Agreement agree as follows:

                                    ARTICLE I
                         PURCHASE AND SALE OF THE SHARES


     1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Sellers hereby sell and deliver to Purchaser, and Purchaser hereby purchases and takes from the Sellers, the Shares, in consideration for the payment by Purchaser to the Sellers of the "PURCHASE PRICE", payable as follows:

          (a) Subject to Section 5.3 hereof, Purchaser hereby pays to Jose M. Rodriguez Garrido $31,435,144.87 and to Jorge Rodriguez Garrido $3,920,996.02, which amounts constitute each respective Seller's PRO RATA SHARE (as defined herein) of the aggregate amount of $35,356,140.89. Each of the Sellers acknowledges his receipt of his respective payment to his satisfaction. For the purposes of this Agreement, "PRO RATA SHARE" means a fraction equal to the number of Shares held of record as of the date of this Agreement by a Seller divided by the number of outstanding Shares as of the date of this Agreement.

          (b) In addition, Purchaser will pay to each Seller his PRO RATA SHARE of the Earnout Amount (as defined herein), when and as determined pursuant to this Section 1.1(b). The "EARNOUT AMOUNT" means the following and will be payable as follows:

               (i) The amount of the Earnout Amount will be equal to the lower of (A) $5,500,000 and (B) 5.5 times EBITDA (as defined herein) of the Company, in excess of $5,000,000 for the consecutive twelve calendar month period ending December 31, 1997, provided that if the Company has EBITDA of more than $6,000,000 for any consecutive twelve calendar month period commencing after June 30, 1996 and ending on or before November 30, 1997, the Earnout Amount will be equal to $5,500,000. "EBITDA" means the net income of the Company (inclusive of accruals for taxes, employee bonuses (excluding all bonuses to Jose M. Rodriguez Garrido, and excluding bonuses to other Company employees other than those contemplated by Purchaser's employee bonus plan for all employees), sick pay, vacation pay, deferred compensation, compensation earned but not yet paid, allowance for doubtful accounts, reserve for inventory obsolescence, and net of intercompany profits), plus interest expense (net of interest income), plus income tax expense, plus depreciation and amortization expense, and plus or minus any extraordinary loss or gain for the relevant period,


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                                     -3-

each of the above computed in accordance with generally accepted accounting principles, consistently applied ("GAAP"). The parties acknowledge and agree that in the computation of EBITDA (C) the Company will be treated as a consolidated entity, (D) any and all cost savings after June 30, 1996 will be taken into consideration (regardless of whether the cost savings are the result of dealings with any Affiliate or unrelated entity), (E) any and all management fees or allocations from any Affiliate of the Company will be disregarded, except for that portion of any such management fee or allocation that represents the actual cost of the legal, accounting, and other expenses of the Company that are paid or incurred by such Affiliate, provided that such actual cost considered in the computation of EBITDA will not be higher than the cost of comparable services from unaffiliated Persons (as defined herein), and (F) the EBITDA contribution from capital expenditure projects in excess of $500,000 (in the aggregate for the period) and from acquisitions will be excluded, provided that Purchaser and the Agent (as defined herein) shall agree in good faith on the amount of any such exclusion.

               (ii) Purchaser will calculate in good faith the EBITDA of the Company and the Earnout Amount and provide written notice of such determination to the Sellers (A) for the year ending December 31, 1997, no later than March 31, 1998 and (B) within 30 days after the financial statements are prepared and made available by the Company to Suiza Foods Corporation for the consecutive twelve month period ending on June 30, 1997 and for each such period ending at the end of each calendar month thereafter until November 30, 1997. Jose M. Rodriguez Garrido, hereby appointed as agent for the Sellers (the "Agent"), may object to the determination of EBITDA and/or the Earnout Amount by delivering written notice of such objection, setting forth the basis for such objection, to Purchaser within 45 days of receipt of the determination from Purchaser. The determination of Purchaser will be final and binding on all parties as to any item not so objected to by the Agent. Upon receipt by Purchaser of any objection by the Agent, the Agent and Purchaser will negotiate in good faith for a period of 30 days to reconcile their differences. If such differences are not so reconciled, the Sellers and Purchaser agree to submit their disagreement to an arbitrator pursuant to the provisions of Section 1.1(e) hereof.

               (iii) Purchaser will pay each Seller his PRO RATA SHARE of the Earnout Amount, if any, in immediately available funds by wire transfer to the account designated in writing by each Seller, within 30 days of the earlier to occur of (A) a determination pursuant to Section 1.1(b)(ii)(A) hereof of the Earnout Amount and (B) the date as of which it is determined pursuant to Section 1.1(b)(ii)(B) hereof that the Company had EBITDA of more than $6,000,000 for any consecutive twelve calendar month period commencing after June 30, 1996 and ending on or before November 30, 1997. In the event that a dispute arises in connection with EBITDA and/or the Earnout Amount, Purchaser shall pay each Seller his PRO RATA SHARE of the portion of the Earnout Amount not in dispute on the date set forth above. Each Seller shall be entitled to interest at a rate equal to 10% per annum on his PRO RATA

SHARE of: (C) the portion of any disputed amount of the Earnout Amount that is subsequently determined to be owing to the Sellers, and (D) the outstanding balance of any undisputed amount of the Earnout Amount, such interest to be computed from the date set forth above on which the Earnout Amount was due to be paid, until full payment thereof. Purchaser agrees to cause the Company to conduct its operations in a commercially reasonable manner and not to take any actions outside the ordinary course of business for the purpose of diminishing or otherwise adversely affecting the Company's EBITDA.

          (c) As further consideration, each Seller, or his designees, will receive his PRO RATA SHARE of one-half of the tax credits for Purchaser's investment in an agricultural business to which Purchaser is or may hereafter become entitled under the Puerto Rico Agricultural Incentives Act of 1995, Act No. 225 of December 1, 1995, as amended, and the rules and regulations issued thereunder (the "AGRICULTURAL INCENTIVES ACT"), that may arise as a result of the payment by Purchaser to the Sellers of the consideration specified in Sections 1.1(a), (b) and (d) hereof (the "AGRICULTURAL TAX CREDITS"). The parties agree that Purchaser's obligation under this Section 1.1(c) is to transfer one-half of the Agricultural Tax Credits; that the existence of the Agricultural Tax Credits is dependent on the qualification of the acquisition by Purchaser of the Shares as an eligible investment within the meaning of such term under the Agricultural Incentives Act; that Purchaser makes no representation, express or implied, that Agricultural Tax Credits will be generated as a result of the acquisition of the Shares; and that the Agricultural Tax Credits do not include the credits that may become available under the Agricultural Incentives Act as a result of a loss upon any subsequent sale, exchange, or other disposition of the Shares, or as a result of subsequent capital contributions to the Company. The foregoing notwithstanding, Purchaser agrees to do all acts and execute all documents reasonably necessary and convenient for Purchaser to obtain such Agricultural Tax Credits and to transfer to each Seller, or his designees, each of the Sellers' PRO RATA SHARE of such credits; provided, however, that (i) with respect to Purchaser acts required hereunder, Purchaser shall in no event be required to expend in excess of $200,000, and (ii) in the event that expenses in excess of such amount are required, any party may continue to pursue such credits at its own expense. Purchaser shall retain each Seller's PRO RATA SHARE of the Agricultural Tax Credit until such Seller provides Purchaser with written instructions indicating the Persons to whom the same shall be transferred. If Sellers have not provided such instructions prior to June 30, 1998 with respect to the full amount of the Agricultural Tax Credits, Purchaser shall, on such date, transfer to each Seller the outstanding balance, if any, of his PRO RATA SHARE of such credits. To the extent action by a Suiza Foods Corporation subsidiary is necessary, Suiza Foods Corporation shall cause such subsidiary to take such action as may be necessary to effect the transfer of the Agricultural Tax Credits in accordance with the terms of this Agreement.

          (d) ADJUSTMENT TO PURCHASE PRICE. The cash portion of the Purchase Price specified in Section 1.1(a) will be subject to adjustment as follows:

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                                     -5-

               (i) Within 30 days after the audited financial statements for June 30, 1996 are prepared and made available by the Company to Suiza Foods Corporation, Purchaser will calculate in good faith the actual amount of net working capital of the Company as of June 30, 1996 (computed following the example in Exhibit M hereof, including cash, plus the market value of marketable securities and cash equivalents as of June 30, 1996, plus accounts receivable (net of allowance for doubtful accounts), plus inventory (net of the elimination of intercompany profits and inventory reserves for obsolescence), plus prepaid expenses, and less accounts payable and accrued expenses that are not related to indebtedness for borrowed money or purchase money financing, but including accruals for taxes, employee bonuses, sick pay, vacation pay, deferred compensation, compensation earned but not yet paid, and interest, each item computed in accordance with GAAP) ("ACTUAL NET WORKING CAPITAL") and, also within such 30-day period, provide written notice of such determination to the Sellers specifying the amount by which Actual Net Working Capital varies from $13,617,658. The Agent may object to the determination of Actual Net Working Capital by delivering written notice of such objection, setting forth the basis for such objection, to Purchaser within 45 days of receipt of the determination from Purchaser. The determination of Purchaser will be final and binding on all parties as to any item not so objected to by the Agent. Upon receipt by Purchaser of any objection by the Agent, the Agent and Purchaser will negotiate in good faith for a period of 30 days to attempt to reconcile their differences. If such differences are not so reconciled, the Sellers and Purchaser agree to submit their disagreement to an arbitrator pursuant to the provisions of
Section 1.1(e) hereof.

               (ii) Within 5 business days of the date on which Actual Net Working Capital is determined, Purchaser will pay each Seller, in immediately available funds by wire transfer to the account designated by him, such Seller's PRO RATA SHARE of the amount by which Actual Net Working Capital exceeds $13,617,658, or each Seller will pay to Purchaser, in immediately available funds by wire transfer to an account designated in writing by Purchaser, such Seller's PRO RATA SHARE of the amount by which Actual Net Working Capital is less than $13,617,658.

          (e) RESOLUTION OF DIFFERENCES IN COMPUTING EBITDA, THE EARNOUT AMOUNT, AND ACTUAL NET WORKING CAPITAL. Should the Agent object to the determination by Purchaser of the Company's EBITDA, the Earnout Amount, or Actual Net Working Capital as contemplated in Sections 1.1(b) or 1.1(d) above, and such differences are not reconciled as contemplated in Sections 1.1(b) or 1.1(d) above, then Purchaser and the Sellers shall submit their disagreement to an arbitrator who shall be the Puerto Rico office of a nationally recognized public accounting firm, a Puerto Rico public accounting firm of recognized standing, a licensed certified public accountant of recognized standing in the community of Puerto Rico and a resident thereof, or any other Person agreeable to Purchaser and the Agent.

          The arbitration proceeding under this Section will commence by a formal written notice by the Agent or Purchaser to the Arbitration Division of the American Arbitration Association (the "AAA"), with copy to the other parties by certified mail with return receipt. The Agent and Purchaser will immediately thereupon undertake to (i) select a mutually agreeable arbitrator as provided in the preceding paragraph and (ii) notify the AAA of such a selection. The Agent and Purchaser must both select and notify the AAA with respect to the identity of the agreed upon arbitrator within a period of 20 business days from respondent's receipt by certified mail of the claimant's notice of arbitration. Such joint notification shall constitute the formal appointment of the arbitrator. If the joint written notification to the AAA described above is not sent by the parties to the AAA within the 20-day period described above or within an agreed-upon extension in writing, the AAA will be empowered to and shall appoint the arbitrator in the parties' stead from the roster of AAA-approved candidates. In such case, the AAA shall select and appoint as arbitrator any one of the Persons described in the preceding paragraph within 15 days from the parties' failure to jointly notify the appointment as set forth above. The arbitration proceeding shall be held in Puerto Rico. The arbitration hearing, should one be required, shall be held no later than two months from the appointment of the arbitrator as set forth above, and the arbitrator shall issue a ruling within 20 days from termination of the arbitration hearing and such ruling shall be based upon GAAP. The arbitrator's determination of the disputed items will be final and binding on all parties and may not be challenged in court.

          The AAA's Commercial Rules for Arbitration shall apply to the arbitration except insofar as they may be incompatible with the procedure set forth above. The determinations by the AAA's Director of Arbitration with respect to any procedural matters, as well as with respect to the selection of the arbitrator as set forth above and the location of the arbitration, shall be binding on the parties and shall not be challengeable in court. The parties hereby waive their right to challenge the final ruling of the arbitrator in court. The fees of the arbitrator and the costs of the arbitration shall be borne in equal parts by the parties during the course of the arbitration. However, the arbitrator shall incorporate in the final ruling provisions for the reimbursement of any such fees and costs by one party to the other on the basis of the percentage that any monetary award made by the arbitrator bears to the original amount of the claim giving rise to the arbitration proceeding.

     1.2 DELIVERIES BY THE PARTIES. (a) The Sellers hereby deliver to Purchaser at the offices of McConnell Valdes, 270 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918:

               (i) Certificates of stock representing all of the Shares to be sold by each of the Sellers, duly endorsed and otherwise in good form for transfer;

               (ii) The management agreement duly executed by Jose M. Rodriguez Garrido (the "MANAGEMENT AGREEMENT"), in the form of Exhibit A hereof;

               (iii) The letter agreement between Purchaser and Jorge Rodriguez Garrido (the "JORGE RODRIGUEZ GARRIDO LETTER AGREEMENT") duly executed by Jorge Rodriguez Garrido, in the form of Exhibit B hereof;

               (iv) The letter agreement between Purchaser and William Simpson regarding Guest Choice (the "SIMPSON LETTER AGREEMENT") duly executed by William Simpson, in the form of Exhibit C hereof;

               (v) A certificate of the Secretary of Garrido, in the form of Exhibit D hereof;

               (vi) The written resignation of each director of the Company, in the form of Exhibit E hereof;

               (vii) A legal opinion of Gabriel J. Montilla, Esq., in the form of Exhibit F hereof;

               (viii) The escrow agreement (the "ESCROW AGREEMENT") duly executed by the Sellers, in the form of Exhibit G hereof;

               (ix) The duly executed (A) amendment to the lease agreement with Matilde Alonso Viuda de Garrido dated August 22, 1985 with respect to the Caguas production facility, (B) the lease agreements with Pedro Rodriguez Mendez with respect to the Caguas truck maintenance facility, warehouse and parking lot, and
(C) the lease agreement with the Sellers with respect to the charcoal operation facility in Adjuntas (collectively, the "LEASE AGREEMENTS"), in the forms of Exhibit H hereof;

               (x) The use and habitation agreement regarding the Company's Lares residential property (the "USE AND HABITATION AGREEMENT") duly executed by the Agent, in the form of Exhibit I hereof;

               (xi) Evidence reasonably satisfactory to Purchaser of full payment of all liabilities listed in Exhibit L hereof, or an irrevocable and unconditional release of the Company from any such liabilities; and

               (xii) The documentation necessary for the cancellation of the liens described in Schedule 2.18(b) hereof.

          (b) Purchaser hereby delivers to the Sellers at the offices of McConnell Valdes, 270 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918:

               (i)  The Purchase Price as set forth in this Agreement;

               (ii) The guarantee by Suiza Foods Corporation of the payment of the Earnout Amount, if any, in the form of Exhibit J hereof;

               (iii)  The Management Agreement duly executed by Purchaser;

               (iv) The Jorge Rodriguez Garrido Letter Agreement duly executed by Purchaser;

               (v)  The Simpson Letter Agreement duly executed by Purchaser;

               (vi) A legal opinion of Axtmayer Adsuar Muniz & Goyco, in the form of Exhibit K hereof;

               (vii)  The Escrow Agreement duly executed by Purchaser;

               (viii) The Lease Agreements duly executed by Purchaser; and

               (ix)  The Use and Habitation Agreement duly executed by
Purchaser.

     1.3 FURTHER ASSURANCES. At or after the date of this Agreement, and without further consideration, but at Purchaser's cost and expense (subject to Section 4.7), the Sellers will execute and deliver to Purchaser such further instruments of conveyance and transfer and such other documents as Purchaser may reasonably request in order to more effectively convey and transfer to Purchaser all of the Shares and to put Purchaser in operational control of the Company and its assets.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers hereby represent and warrant to Purchaser as follows:

     2.1 ORGANIZATION. Each of Garrido, Alto Grande, Export, and Guest Choice is a corporation duly organized, validly existing, and in good standing under the laws of Puerto Rico and has full corporate power to own its properties and to conduct its business as presently conducted. Each of Garrido, Alto Grande, Export, and Guest Choice is duly authorized, qualified, or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which its business or operations as presently conducted or the location of its assets make such qualification necessary.

     2.2 AUTHORITY. The Sellers, individually, have all requisite power and authority to execute, deliver, and perform this Agreement and all other documents and instruments listed in Schedule 2.2 of this Agreement (the "SELLER DOCUMENTS"). The execution, delivery, and performance of this Agreement and the Seller Documents by each Seller have been duly authorized by all necessary action on the part of such Seller. This Agreement and the Seller Documents have been duly executed and delivered by the Sellers and are legal, valid, and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms.

     2.3 MINUTE BOOKS. The Sellers have delivered to Purchaser true, correct, and complete copies of the certificates of incorporation, by-laws, minute books, stock certificate books, and stock record books of each of Garrido, Alto Grande, Export, and Guest Choice. The minute books of each of Garrido, Export, Alto Grande, and Guest Choice contain complete and accurate minutes or consents reflecting all material actions taken by the directors (including any committees) and stockholders of such companies.

     2.4 CAPITALIZATION; SUBSIDIARIES. (a) The authorized capital stock of Garrido consists solely of 10,000 shares of common stock, $100 par value per share, of which 586 shares are issued and outstanding. The Shares are validly issued, fully paid, and nonassessable and are held by the Sellers free and clear of any lien, pledge, security interest, or other encumbrance or claim (a "LIEN") of any Person, or any preemptive or similar rights. There are no outstanding options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments obligating Garrido or the Sellers to issue or sell any securities or ownership interests in Garrido. There are no stockholders' agreements, voting agreements, voting trusts, or similar agreements binding on any of the Sellers or applicable to any of the Shares. All of the outstanding capital stock of the Company has been offered and sold in compliance with all applicable securities laws, rules, and regulations.

          (b) Alto Grande and Guest Choice are the only subsidiaries of Garrido, and Export is the only subsidiary of Alto Grande, and none of them have any other subsidiaries. Garrido and Alto Grande own of record and beneficially all the outstanding capital stock of each of its subsidiaries, free and clear of any Lien. Except as set forth in Schedule 2.4(b) hereof, there are no outstanding options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments obligating any subsidiary of Garrido or Alto Grande to issue or sell any securities or ownership interests in any such subsidiary. There are no stockholders' agreements, voting agreements, voting trusts, or similar agreements applicable to any of the shares of capital stock of Alto Grande, Export or Guest Choice.

     2.5 TITLE TO THE SHARES. The Shares constitute all of Garrido's issued and outstanding capital stock. The Sellers own the Shares of record and beneficially as set forth in Schedule 2.5 hereof, free and clear of any Lien. Purchaser hereby acquires the entire legal and beneficial interest in all of the Shares and, as a result of such acquisition, all of the equity ownership interests in each subsidiary of Garrido and Alto Grande, free and clear of any Lien.

     2.6 NO VIOLATION. Except as described in Schedule 2.6 hereof, neither the execution or delivery of this Agreement and the Seller Documents nor the consummation of the transactions contemplated by this Agreement or the Seller Documents, by the Sellers, including, without limitation, the sale of the Shares to Purchaser, will materially conflict with or result in the material breach of any term or provision of, materially violate, constitute a default under, result in the creation of any Lien on the Company's assets pursuant to, or relieve any third party of any material obligation to the Company, give any third party the right to terminate or accelerate any obligation under, or materially increase the rights of any other Person under, or materially increase the liabilities or obligations of the Company under, any charter provision, by-law, Material Agreement (as defined herein), Permit (as defined herein), order, law, or regulation to which the Company or any of the Sellers is a party or by which the Company, any of its assets, or any of the Sellers is in any way bound or obligated.

     2.7 GOVERNMENTAL CONSENTS. Except as described in Schedule 2.7, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental or quasi-governmental agency, authority, commission, board, or other body (collectively, a "GOVERNMENTAL BODY") is required on the part of the Company or any of the Sellers in connection with the transactions contemplated by this Agreement or the Seller Documents, except where the failure to obtain or comply with the same would not have a material adverse effect on the Company.

     2.8 FINANCIAL STATEMENTS. Attached as Schedule 2.8 hereof are true and complete copies of (a) the unaudited consolidated balance sheet of the Company (the "LATEST BALANCE SHEET") as of March 31, 1996 (the "LATEST BALANCE SHEET DATE") and the related unaudited consolidated statements of operations and cash flow for the 9 months then ended, and (b) the audited consolidated balance sheets of the Company as of June 30, 1995 and June 30, 1994 and the related audited consolidated statements of operations and cash flow for the 12 months then ended (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified and, except as described in Schedule 2.8 hereof, have been prepared in accordance with GAAP, subject in the case of the unaudited statements, and except as disclosed in Schedule 2.8 hereof, to changes resulting from normal period-end adjustments for recurring accruals (which will not be material individually or in the aggregate) and to the absence of footnote disclosure and other presentation items. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect all the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company. All accounts receivable reflected on the Latest Balance Sheet represent valid and enforceable obligations arising from sales actually made or services actually performed in the ordinary course of the Company's business. There are no contests, claims, or rights of set-off, other than returns or adjustments in the ordinary course of business, relating to the amount or validity of any such accounts receivable.

     2.9 ABSENCE OF MATERIAL LIABILITIES. The Company has no direct or indirect material debts, obligations, or liabilities of any nature, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise, and whether due or to become due (collectively, "LIABILITIES"), except for (a) as disclosed in Schedule 2.9(a) hereof,
(b) Liabilities specifically identified in the Latest Balance Sheet as "CURRENT LIABILITIES" in accordance with GAAP and that are not related to indebtedness for borrowed money or purchase money financing, and (c) obligations to be performed in the ordinary course of business under the Material Agreements and all other agreements of the Company entered into in the ordinary course of its business. Notwithstanding the definition of the term "MATERIAL AGREEMENTS" set forth in Section 2.20 hereof, for purposes of this Section 2.9 the obligations to be performed in the ordinary course of business under the Material Agreements or the other agreements referred to in clause (c) of this Section 2.9 do not include any Liabilities of the Company with or to any former shareholders of the Company under any agreements or other arrangements pursuant to which, or in connection with which, the Company acquired such shareholder's shares of stock in the Company, including without limitation, the repayment of any promissory notes issued by the Company to any such former shareholders.

     2.10 ABSENCE OF MATERIAL ADVERSE CHANGE.  Except as set forth in
Schedule 2.10 hereof and except as specifically contemplated in this Agreement, since the Latest Balance Sheet Date, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, assets, or Liabilities of the Company or with respect to the manner in which the Company conducts its business or operations; (b) any payment or transfer of assets (including without limitation any dividend, stock repurchase, or other distribution or any repayment of indebtedness) to any of the Sellers or their Affiliates, (c) any material breach or default (or, to the knowledge of the Agent, any event that with notice or lapse of time would constitute a breach or default), termination, or, to the knowledge of the Agent, threatened termination under any Material Agreement; (d) any material theft, damage, destruction, casualty loss, condemnation, or eminent domain proceeding affecting any of the Company's assets, whether or not covered by insurance; (e) any sale, assignment, or transfer of any of the assets of the Company, except in the ordinary course of business and consistent with past practices; (f) any waiver by the Company of any material rights related to the Company's business, operations, or assets; (g) any other transaction, agreement, or commitment entered into by the Company or the Sellers materially adversely affecting the Company's business, operations, or assets; or (h) any agreement or understanding of the Company or the Sellers to do or resulting in any of the foregoing.

     2.11 TAXES. (a) All required federal, Commonwealth of Puerto Rico, state, local, and other tax returns, notices, and reports (including without limitation income, property, sales, use, franchise, excise, municipal license, withholding, social security, and unemployment tax returns) relating to or involving transactions with the Company have been accurately prepared and duly and timely filed in all material respects, and all taxes required to be paid with respect to the periods covered by any such returns have been timely paid. There is currently no tax deficiency proposed or assessed against the Company, and the Company does not have in effect any waiver of any statute of limitations on the assessment or collection of any tax. Except as described in Schedule 2.11(a) hereof, no tax audit, action, suit, proceeding or claim is now pending or, to the knowledge of the Agent, threatened against the Company, and, to the knowledge of the Agent, no issue or question has been raised (and is currently pending) and no investigation is pending by any taxing authority in connection with any of the Company's tax returns or reports. The Company has withheld or collected from each payment made to each of its employees the full amount of all taxes required to be withheld or collected therefrom and has paid such taxes to the proper tax receiving officers or authorized depositories. Neither of the Sellers nor the Company has given or been requested to give waivers or extensions (or, to the knowledge of the Agent, is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of taxes of the Company or for which the Company may be liable.

          (b)  The Company's taxable year ends on June 30th of each year.
Schedule 2.11(b) hereof contains a complete, accurate, and correct list of all audits of all tax returns for taxable years commencing after June 30, 1991, including a reasonably detailed description of the nature and outcome of each audit. Schedule 2.11(b) hereof describes all adjustments to the Puerto Rico income tax, property tax, excise tax, and municipal license tax returns filed by the Company or any group of corporations including the Company for all taxable years commencing after June 30, 1991, and the resulting deficiencies proposed by the relevant tax authorities.

          (c) Alto Grande is the holder of a grant of industrial tax exemption issued by the Governor of Puerto Rico in Case No. 88-8-I-80 (the "GRANT") under the terms of the Puerto Rico Tax Incentives Act, Act No. 8 of January 24, 1987, as amended. To the knowledge of the Agent, the Grant is in full force and effect and is valid and enforceable. Except for the amendments described in
Schedule 2.11(c) hereof, neither the Grant nor the Order Fixing the Date of Commencement of Operations of the Grant has been amended or modified. To the knowledge of the Agent, Alto Grande has complied at all times with all the provisions of the Grant and the provisions of all applicable laws, statutes, rules, regulations, ordinances, orders, procedures, or proclamations, the breach of which would result in the revocation of the Grant. To the knowledge of the Agent, there are no facts or circumstances existing or pending, or threatened actions or proceedings, that would result in the revocation of the Grant. To the knowledge of the Agent, except as stated in Schedule 2.11(c) hereof, all of the products manufactured by Alto Grande and all of the real and personal property, tangible and intangible, owned and used by Alto Grande in such operations enjoy exemption under the Grant.

          (d) Each of Garrido and Alto Grande has a valid certificate in effect as an Agricultural Business, within the meaning of the Agricultural Incentives Act, issued by the Secretary of Agriculture of the Commonwealth of Puerto Rico. The representations made by Garrido and Alto Grande to the Secretary of Agriculture in connection with the issuance of each such certificate are true, accurate, and complete in all material respects.

     2.12 LITIGATION. Except as disclosed in Schedule 2.12 hereof, there are no pending or, to the knowledge of the Agent, threatened lawsuits, administrative proceedings, or reviews, or formal or informal complaints or investigations by any individual, corporation, partnership, Governmental Body, or other entity (a "PERSON") against or relating to the Company or any of its directors, employees, or agents (in their capacities as such) or to which any assets of the Company are subject or that seek to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the Seller Documents or the consummation of the transactions contemplated by this Agreement or the Seller Documents. Except as disclosed in Schedule 2.12 hereof, and except for orders, writs and decrees generally applicable to the industry in which the Company is engaged, the Company is not subject to or bound by any currently existing order, writ, injunction, or decree which has a material adverse effect on the condition (financial or otherwise) or operations of the Company.

     2.13 COMPLIANCE WITH LAWS. Except where the non-compliance, violation or contravention would not have a material adverse effect on the business, assets, condition (financial or otherwise) or the results of operations of the Company, and except as otherwise disclosed in this Agreement or disclosed in Schedule
2.13 hereof, the Company is currently complying with, and has at all times complied with, and the use, operation, and maintenance of its assets comply with and have at all times complied with, and neither the Company or its assets nor the use, operation, or maintenance of its assets is in violation or contravention of, any applicable statute, law, ordinance, decree, order, rule, or regulation of any Governmental Body, including, without limitation, all federal, Commonwealth of Puerto Rico, state, and local laws relating to occupational health and safety, employment, environmental, labor and tax matters.

     2.14 PERMITS. Except as disclosed in Schedule 2.15 hereof concerning environmental permits, and except as disclosed in Schedule 2.14 hereof, the Company owns or possesses from each appropriate Governmental Body all right, title, and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises, or rights (collectively, "PERMITS") issued by any Governmental Body necessary or required to conduct its business as currently conducted, except where the failure to obtain such Permits would not have a material adverse effect on the business, assets, condition (financial or otherwise) or the results of operations of the Company. To the knowledge of the Agent, no loss or expiration of any such Permit is pending or threatened, other than expiration in accordance with their terms of Permits that may be renewed in the ordinary course of business without lapsing.

     2.15 ENVIRONMENTAL MATTERS. (a) Without limiting the generality of the other representations and warranties set forth in this Article II, except as disclosed in Schedule 2.15 hereof: (i) the Company has conducted its business in material compliance with all applicable Environmental Laws (as defined herein) including, without limitation, by having all Permits required under any applicable Environmental Law for the operation of its business; (ii) none of the properties owned or leased by the Company contains any Hazardous Substance (as defined herein) in amounts exceeding natural background levels or the levels permitted by applicable Environmental Laws; (iii) the Company has not received any notices, demand letters, or requests for information from any Governmental Body or other Person indicating that the Company may be in violation of, or liable under, any Environmental Law or relating to any of the properties identified in Schedule 2.18 hereof; (iv) no reports have been filed, or are required to be filed, by the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any applicable Environmental Law; (v) no Hazardous Substance has been disposed of, released, or transported in violation of any applicable Environmental Law from any properties owned or leased by the Company or as a result of any activity of the Company; (vi) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or that are in the possession of the Company relating to the activities of the Company or any of the properties identified in
Schedule 2.18 hereof that have not been delivered to Purchaser; (vii) there are no underground storage tanks on, in, or under any properties owned or leased by the Company, and no underground storage tanks have been closed or removed from any of such properties; (viii) there is no exposure from asbestos or asbestos containing material present in any of the properties owned or leased by the Company, and no asbestos has been removed from any of such properties; and (ix) neither the Company nor any of its properties are subject to any Liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, or claim asserted or arising under any applicable Environmental Law.

          (b) There are no trust funds or similar arrangements pursuant to which the Company has to set aside funds to fulfill closure and post-closure obligations relating to any landfills. The Company has not received notice that it must contribute to any such fund. To the knowledge of the Agent, the Company has no Liabilities relating to landfills that are not fully reflected on the Financial Statements.

          (c) "ENVIRONMENTAL LAW" means any applicable federal, Commonwealth of Puerto Rico, state, or local law, statute, ordinance, rule, regulation, code, Permit, license, authorization, approval, consent, order, judgment, decree, injunction, requirement, or agreement with any Governmental Body with jurisdiction over environmental matters relating to (i) the protection, preservation, or restoration of the environment (including without limitation air, water vapor, surface water, groundwater, drinking water, surface land, subsurface land, plant and animal life, or any other natural resource) or to human health or safety or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Hazardous Substances, in each case as amended. "HAZARDOUS SUBSTANCE" means any substance listed, defined, designated, classified or regulated as hazardous, toxic, or radioactive under any applicable Environmental Law. Hazardous Substance includes any toxic waste, hazardous substance, toxic substance, hazardous waste, or petroleum or any petroleum derivative or by-product, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, lead, or polychlorinated biphenyls.

     2.16 EMPLOYEE MATTERS. Set forth in Schedule 2.16 hereof is a complete list of all current non-union employees of the Company, including their compensation. The consummation of the transactions contemplated by this Agreement and the Seller Documents will not accelerate the time of payment or vesting or increase the amount of compensation due to any director, officer, or employee (present or former) of the Company. Except as reflected in the Financial Statements, the Company has no existing liabilities for severance or workers compensation payments to any Person and, except as set forth in Schedule
2.16 hereof, has no agreement, arrangement, or understanding with any present or former employee with respect to any severance or similar payments, other than as provided by law. To the knowledge of the Agent, no employees that, individually or in the aggregate, would be material to the condition (financial or otherwise), results of operations, business, prospects, assets, or Liabilities of the Company or the manner in which the Company conducts its business or operations, intend to terminate their employment with the Company. Except as set forth in Schedule 2.16 hereof, the Company neither has in effect nor has had in effect during the ten (10) year period ending on the date of this Agreement, any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union, or employee representative. To the knowledge of the Agent, no organization effort is currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company is in material compliance with all provisions of each applicable collective bargaining agreement, and no complaint alleging any violation of such provisions has been filed or, to the knowledge of the Agent, threatened to be filed with or by any Governmental Body. During the ten (10) year period ending on the date of this Agreement, the Company did not experience any strike, labor trouble, work stoppage, or slow down by its employees. The Agent does not know of any basis for any such strike, labor trouble, work stoppage, or slow down by Company employees.

     2.17 EMPLOYEE BENEFIT PLANS. The Company neither has in effect nor has had in effect during the ten (10) year period ending on the date of this Agreement any "EMPLOYEE BENEFIT PLANS" (as defined in Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or, except as described in Schedule 2.17 hereof, any other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, savings, severance, supplemental unemployment, layoff, salary continuation, pension, health, life insurance, disability, group insurance, vacation pay, holiday, sick leave, fringe benefit, and welfare plans, or any other similar plan, agreement, contract, policy, or understanding (whether written or oral, qualified or non-qualified, currently effective or terminated), and any trust, escrow, or other agreement or contract related thereto, together with any amendment, modification or supplement thereto that: (a) are maintained or contributed to by the Company; and (b) provide benefits or describe policies or procedures applicable to any current or former officer, director, employee, agent, or representative of the Company, or the beneficiaries or dependents of any thereof, regardless of whether funded (collectively, the "EMPLOYEE PLANS", and individually, an "EMPLOYEE PLAN"). No written or oral representations that are binding on the Company have been made by any officer of the Company with the authority to make such representations to any current or former officer, director, employee, agent, or representative of the Company, or any beneficiary or dependent of any thereof, promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year, except to the extent of coverage required under Section 4980B of the U.S. Internal Revenue Code of 1986, as amended. Except as required pursuant to any of the plans described in Schedule 2.17 hereof, neither Purchaser nor the Company (as applicable) will have any liability to any of the Sellers, the Company, any Puerto Rico governmental agency, any current or former officer, director, employee, agent, or representative of the Company, or any beneficiary or dependent of any thereof, or any other person or entity, relating to any Employee Plan.

     2.18 TITLE TO ASSETS. (a) Set forth in Schedule 2.18(a) hereof is a complete list (including the street address, where applicable) of (i) all real property currently owned by the Company; (ii) all real property currently leased or otherwise used by the Company; (iii) all real property formerly owned, leased, or otherwise used by the Company during the five (5) year period ending on the date of this Agreement, indicating the nature of any facilities or operations of the Company on such property and the date and manner of disposition; (iv) each vehicle currently owned or leased by the Company; and (v) each tangible asset currently owned by the Company.

          (b) The Company has good and marketable title to all of its assets, including, without limitation, the assets listed in Schedule 2.18(a) hereof (other than those described in clause (iii) above), the assets reflected on the Latest Balance Sheet, and all assets used by the Company in the conduct of its business (except as described in Schedule 2.18(b) hereof for assets disposed of since the Latest Balance Sheet Date other than assets disposed in the ordinary course of business for fair value to Persons that are not Affiliates of the Company or the Sellers and consistent with past practices and except for assets held under leases or licenses disclosed pursuant to Section 2.20 hereof); and all such assets are owned free and clear of any Liens, except for (i) inchoate Liens for current taxes not yet due; (ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the use or value of such properties; and
(iii) Liens disclosed in Schedule 2.18(b) hereof.

     2.19 CONDITION OF PROPERTIES; INVENTORIES.  (a)  Except as set forth in
Schedule 2.19(a) hereof, all material facilities, machinery, equipment, fixtures, vehicles, and other tangible property owned, leased, or used by the Company are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and usable for the purposes for which they are currently being used, are adequate and sufficient for the Company's business as currently conducted, and conform with all applicable laws, rules and regulations in all material respects. The Company maintains policies of insurance issued by insurers of recognized responsibility insuring the Company and its material assets and business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses in Puerto Rico.

          (b)  To the knowledge of the Agent, except as described in
Schedule 2.19(b) hereof, all inventory of the Company, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheet or on the accounting records of the Company as of the date of this Agreement, as the case may be. All inventories not written off have been priced at cost on a first in, first out basis. In the opinion of the Agent, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable for the purpose of conducting the business of the Company in its present circumstances.

     2.20 MATERIAL AGREEMENTS. (a) Schedule 2.20(a) hereof lists each agreement, understanding, and arrangement (whether written or oral and including all amendments) involving the payment or receipt by, or an obligation of or to, the Company of an annual amount in excess of $20,000 to which the Company is a party or a beneficiary or by which the Company or any of its assets is bound (collectively, the "MATERIAL AGREEMENTS"), including without limitation (i) any real estate leases; (ii) any agreement that is material to the business, operations, or prospects of the Company; (iii) any agreement evidencing, securing or otherwise relating to any indebtedness for which the Company is liable; (iv) any capital or operating leases or conditional sales agreements relating to vehicles, equipment, or other assets of the Company; (v) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vi) any insurance policies; (vii) any employment, consulting, noncompetition, separation, collective bargaining, union, or labor agreements or arrangements; (viii) any agreement, arrangement, understanding, or business relationship, whether as a supplier, vendor, customer, or otherwise with or for the benefit of any Seller, or, to the knowledge of the Agent, any director, officer, or employee of the Company, or any Affiliate of such person; and (ix) any other agreement or arrangement pursuant to which the Company could be required to make payments or entitled to receive payments.

          (b) The Company has delivered to Purchaser a copy of each Material Agreement. Except as described in Schedule 2.20(b) hereof, (i) each Material Agreement is valid, binding, and in full force and effect and enforceable in accordance with its terms; (ii) the Company has performed all of its material obligations under each Material Agreement, and there exists no material breach or default (or event that with notice or lapse of time would constitute a material breach or default) under any Material Agreement; (iii) there has been no termination or notice of default or, to the knowledge of the Agent, any threatened termination under any Material Agreement; (iv) no consent of any Person is required in connection with the transactions contemplated by this Agreement in order to preserve the rights of the Company under any Material Agreement.

     2.21 CUSTOMERS AND SUPPLIERS. Set forth in Schedule 2.21 hereof is a complete list of the top 20 customers of the Company measured in terms of sales (the "MATERIAL CUSTOMERS"). The Agent believes that the relationships of the Company with each of its suppliers and customers is good and, to the knowledge of the Agent, none of the Company's relationships with any material customer or any material supplier will be terminated or materially diminished as a result of this Agreement, the consummation of any of the transactions contemplated by this Agreement, or otherwise.

     2.22 INTELLECTUAL PROPERTY RIGHTS. Set forth in Schedule 2.22 hereof is a complete list of all registered patents, trademarks, service marks, trade names and copyrights of the Company (collectively, "REGISTERED INTELLECTUAL PROPERTY"), owned by the Company or with respect to which the Company has any rights. Except as disclosed in Schedule 2.22 hereof, the Company has the sole and exclusive right to use all Registered Intellectual Property as and to the extent registered. Except as disclosed in Schedule 2.22 hereof, the Company has the right to use all other proprietary software, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturing specifications, licenses, and drawings and designs used by the Company (collectively, "INTELLECTUAL PROPERTY"), without (except as disclosed in Schedule 2.22 hereof) infringing on or otherwise acting adversely to the rights or claimed rights of any other Person, and (except as disclosed in Schedule 2.22 hereof) neither the Company nor the Sellers are obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property.

To the knowledge of the Agent, except as disclosed in Schedule 2.22 hereof, no other Person is infringing the rights of the Company in any of its Intellectual Property. The Intellectual Property constitutes all of the assets and properties of that nature which are used for the operation of the business of the Company as it is currently conducted and, to the knowledge of the Agent, no employee, agent or representative of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which such employee, agent, or representative may be engaged or requires that such employee, agent, or representative transfer, assign, or disclose information to any other Person concerning his work for the Company other than to the Company.

     2.23 SUBSIDIARIES AND INVESTMENTS. Except as set forth in Schedule 2.23 hereof, the Company does not own any direct or indirect equity or debt interest in any other Person, including, without limitation, any interest in a partnership or joint venture, and is not obligated or committed to acquire any such interest.

     2.24 COMPETING INTERESTS. Except as set forth in Schedule 2.24 hereof, neither the Sellers, the Company, nor, to the knowledge of the Agent, any director, officer, or Affiliate of any of such persons is, or owns, directly or indirectly, an interest in any Person that is a competitor, customer, or supplier of the Company or that otherwise has business dealings with the Company.

     2.25 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Sellers, the Company nor, to the knowledge of the Agent, any of its officers, directors, employees, agents, other representatives or any other Person with which the Company is or has been affiliated or associated, has, directly or indirectly, made, authorized, or received any payment, contribution, or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) except as described in Schedule 2.25 for contributions during the past year, to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company. The Company has not violated any applicable federal or state antitrust statutes, rules or regulations, including without limitation those relating to unfair competition, price fixing, bid rigging, or collusion, the violation of which could have a material adverse effect on the Company.

     2.26 INSURANCE. Schedule 2.26 hereof lists all insurance policies currently in effect under which the Company is a beneficiary or an insured. The Company has not received any notice that any of the policies listed in such
Schedule 2.26 has been or will be cancelled prior to its scheduled termination date, or would not be renewed substantially on the same terms now in effect if the insured party requested renewal, or has received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years. The Company is not in material default under any such policy and all premiums due and payable with respect to such coverage have been paid or accrued.

     2.27 NO MISREPRESENTATIONS. The Sellers have disclosed to Purchaser all facts and information known to them that would be material to a purchase of the Company. Neither the Company nor the Agent has received any appraisal report relating to the value or condition of the Company or any of its assets, other than the offers or advice received in connection with the sale of the Company and/or its assets. The representations, warranties and statements made by the Sellers in this Agreement (including the Schedules to this Agreement) and the Seller Documents are true, complete, and correct, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty, or statement, under the circumstances in which it is made, not misleading. To the knowledge of the Agent, the representations, warranties and statements in the Summary Information Memorandum compiled by The Chase Manhattan Bank, N.A. with respect to the Company dated January, 1996 (except for any projections contained therein) were true, complete, and correct in all material respects when made and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty, or statement under the circumstances in which it was made, not misleading.

     2.28 OBLIGATIONS BETWEEN THE SELLERS AND THE COMPANY. Except as expressly set forth in Schedule 2.28 hereof, neither of the Sellers nor any of their respective Affiliates has any Liabilities owing to the Company, and the Company has no Liabilities owing to either of the Sellers or their respective Affiliates.

     2.29 PILON'S VOLUME. During its 1996 fiscal year, the Company sold approximately 1,685 hundredweights of products using the Pilon name.

     2.30 LIABILITIES LISTED IN EXHIBIT L. The principal balance and accrued interest of the liabilities listed in Exhibit L hereof are true and correct.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Sellers as follows:

     3.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Puerto Rico.

     3.2 AUTHORITY. Purchaser has all requisite power and authority to execute, deliver, and perform under this Agreement and all other documents and instruments contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all such other documents and instruments by Purchaser have been duly authorized by all necessary action, corporate or otherwise, on the part of Purchaser. This Agreement and all such other documents and instruments have been duly executed and delivered by Purchaser and are legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

     3.3 NO VIOLATION. The execution, delivery, and performance of this Agreement and all other documents and instruments contemplated by this Agreement by Purchaser will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under, any charter provision or by-law or under any material agreement, instrument, order, law, or regulation to which Purchaser is a party or by which Purchaser is in any way bound or obligated.

     3.4 GOVERNMENTAL CONSENTS. Except as described in Schedule 3.4 hereof, no consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental Body is required on the part of Purchaser in connection with the transactions contemplated by this Agreement.

     3.5 SECURITIES ACT OF 1933. The Shares are being acquired for investment purposes only and not with a view to any public distribution thereof, and Purchaser will not offer to sell or otherwise dispose of such shares so acquired by it in violation of any registration requirements of applicable law.

                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

     4.1 RELEASE OF THE SELLERS. Each Seller and each of the Sellers' Wives, for themselves and their heirs, executors, administrators, successors, and assigns, to the fullest extent permitted under applicable law, hereby fully and unconditionally releases and forever discharges and holds harmless the other Seller, the Company, Purchaser and their respective employees, officers, directors, successors, Affiliates, and assigns, from any and all Claims (as defined herein) of every kind and nature whatsoever, whether or not now existing or known, relating in any way, directly or indirectly, to the Company, that such Seller or either of Sellers' Wives may now have or may hereafter claim to have against the other Seller, the Company, Purchaser, or any of such employees, officers, directors, successors, or assigns as a result of acts or omissions occurring, or failing to occur, on or before the date of this Agreement; provided that the foregoing release will not affect any Liabilities or obligations of Purchaser to any Seller under this Agreement or the Seller Documents.

     4.2 TRANSACTION COSTS. The Sellers will pay all attorneys', accountants', finders', brokers', investment banking and other fees, costs, and expenses incurred by the Company or the Sellers prior to the date of this Agreement (except for the time devoted by the Company's officers or employees, and except for fees that would have been incurred anyway in the ordinary course of the Company's trade or business, such as the acquisition or renewal of permits or licenses) or by the Sellers after the date of this Agreement, in connection with the preparation, negotiation, execution, and performance of this Agreement and the Seller Documents or any of the transactions contemplated by this Agreement and the Seller Documents. Purchaser will pay all attorneys', accountants', finders', brokers', investment banking and other fees, costs and expenses that it incurs in connection with the preparation, negotiation, execution and performance of this Agreement and the Seller Documents or any of the transactions contemplated by this Agreement and the Seller Documents.

     4.3 NONDISCLOSURE. Each Seller acknowledges and agrees that all customer, prospect, and marketing lists, sales data and Intellectual Property of the Company (collectively, "CONFIDENTIAL INFORMATION") are valuable, special, and unique assets and each Seller agrees to (a) treat the Confidential Information as confidential and not make use of any Confidential Information for such Seller's own purposes or for the benefit of any Person (other than Purchaser or the Company), and (b) except as required by applicable law, not to disclose any Confidential Information to any other Person.

     4.4 PUBLICITY. Purchaser and the Sellers will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement.
Neither Purchaser, the Company or the Sellers will issue or make, or allow to have issued or made, any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the advance approval of the form and substance thereof by the other parties, unless otherwise required by applicable legal or stock exchange requirements (in which event Purchaser will allow the Sellers reasonable time to comment as to the content of such press release or public statement in advance of its issuance).

     4.5 GARRIDO'S TAX CREDIT FOR INVESTMENT IN GUEST CHOICE. Purchaser acknowledges and agrees to the transfer to the Sellers of all tax credits to which Garrido is or may hereafter become entitled under the Agricultural Incentives Act, as a result of Garrido's investment in Guest Choice prior to the date of this Agreement, and that, without the payment of any further consideration to Purchaser, the Sellers are entitled to all such credits to the extent that any such credits exist under the Agricultural Incentives Act.

     4.6 MITIGATION OF DAMAGES. Purchaser acknowledges its obligation to make reasonable efforts to mitigate damages incurred by Purchaser arising out of any Claim, as provided by law, including claims with respect to which indemnification will be sought against the Sellers.

     4.7 ASSUMPTION OF LIABILITIES AND CANCELLATION OF LIENS. Sellers agree to pay and discharge in full all of the liabilities described in Exhibit L hereof, and to take any and all actions and execute any and all documents, at their sole cost and expense, necessary for the cancellation of the Liens described in
Schedule 2.18(b) hereof.

     4.8 DEFERRED TAXES. Purchaser acknowledges and agrees that the deferred taxes reflected in the Financial Statements will not be taken into account for purposes of the computation of EBITDA, the Earnout Amount and Actual Net Working Capital required to be made pursuant to this Agreement.

     4.9 PAYMENT OF SPECIAL BONUSES BY THE SELLERS. Purchaser agrees that any of the Sellers, at his sole discretion, may offer and pay, from such Seller's funds, bonuses to any Company employees subsequent to the date of this Agreement as a result of the sale of the Shares and/or the payment to the Sellers of the Earnout Amount.

                                    ARTICLE V
                                 INDEMNIFICATION

     5.1  (a)  INDEMNIFICATION OF PURCHASER.  Subject to the provisions of
Section 5.2 hereof, each Seller severally ("mancomunadamente"), but not jointly, will indemnify and hold Purchaser, its subsidiaries (including the Company), and their respective Affiliates, directors, officers, employees, and agents (the "PURCHASER PARTIES") harmless from any and all liabilities, obligations, claims, contingencies, damages, costs, and expenses, including all court costs and reasonable attorneys' fees (the "CLAIMS"), that any Purchaser Party may suffer or incur as a result of or relating to:

               (i) the breach or inaccuracy of any of the representations, warranties, covenants, or agreements made by the Sellers in this Agreement or any Seller Document (including the Schedules thereto);

               (ii) any Claim, lawsuit or proceeding made or initiated by a third party at or prior to the date of this Agreement, or arising out of any act or transaction of the Sellers or the Company occurring prior to the date of this Agreement, or arising out of acts or omissions of the Company or the Sellers at or prior to the date of this Agreement, that is related to the Company, its assets, or the operation of its business; or,

               (iii) described in Sections 5.2(a)(ii)(other than in clause (F) thereof) and 5.2(a)(iii) hereof.

          The Purchaser Parties acknowledge and agree that their sole and exclusive remedy with respect to any Claim shall be pursuant to the indemnification provisions set forth in this Article V. In furtherance of the foregoing, and except as otherwise set forth in this Article V, the Purchaser Parties hereby fully and unconditionally waive, release and forever discharge each Seller and each of the Sellers' Wives, for themselves and their heirs, executors, administrators, successors, and assigns, to the fullest extent permitted under applicable law, from any and all Claims that the Purchaser Parties may have against such Seller or any of the Sellers' Wives relating to the subject matter of this Agreement.

          (b) PROCEDURES RELATING TO INDEMNIFICATION OF A CLAIM. In order for any Purchaser Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Claim, such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Claim as to which it asserts a right to indemnification within 10 days after receipt by such indemnified party of notice (notice to such indemnified party being the filing of any action, receipt of any Claim in writing, any extrajudicial claim for damages or compensation, the threat of any of the foregoing, or similar form of actual notice) of the Claim, if any. Thereafter, the indemnified party shall deliver to the indemnifying party, within 10 days after the indemnified party's receipt thereof, copies of any notices and documents (including court papers) received by the indemnified party relating to the Claim. Failure to timely give such notification or deliver such notices or documents shall not affect the obligation to provide indemnification hereunder except to the extent that the indemnifying party shall have been actually materially prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice in accordance with the terms of this Agreement).

          If a Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Claim as provided above). If the indemnifying party chooses to defend or prosecute any Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention by the Company of all records and information required by law other than those not transferred to Purchaser as a result of this transaction, and (upon the indemnifying party's request) reasonable access to the records and information which are reasonably relevant to such Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Claim, no party shall admit any liability with respect to, or settle, compromise, or discharge, such Claim without the other party's prior written consent (which consent shall not be unreasonably withheld).

          The parties agree that the indemnifying party that assumes the defense of a Claim shall have the right to surrender such defense to the indemnified party. Unless the indemnifying party surrenders control of the defense of a proceeding prior to the termination of the period for discovery by the defendant within such proceeding, it will be conclusively established for purposes of this Agreement that the Claims subject of such proceeding are within the scope of and subject to indemnification hereunder.

          (c) EXCEPTION FOR TAX CLAIMS. Anything herein to the contrary notwithstanding, in connection with tax related Claims for the taxable years of the Company ended on or before June 30, 1996, the Agent shall have full, sole and absolute discretion, authority and control to defend, settle, compromise or discharge such Claim without the unrequested intervention or consent by or from the Purchaser Parties; provided, however, that Sellers shall notify Purchaser of the facts and circumstances related to any proposed settlement at least 5 days prior to any settlement, and that (i) the Sellers' right to settle or compromise without Purchaser's consent is limited to settlements or compromises that do not impose any conditions upon Purchaser other than the acceptance of the Claim and that are discharged by the payment of money by the Sellers as sole consideration therefor, and (ii) concurrently with any such settlement or compromise, the Sellers must either (A) pay in full the Claim, or (B) obtain an irrevocable and unconditional release of the Company, its officers, directors and Affiliates. Furthermore, the Purchaser Parties covenant and agree that under no circumstance will they disclose information regarding the Company's or the Sellers' tax matters for periods prior to the date of this Agreement except as may be requested by the Agent in writing or as may be expressly required pursuant to applicable law (in which case Purchaser shall notify the Agent in advance of its intended compliance with such request, including in such notice the legal basis upon which Purchaser is obligated to disclose such information together with a detailed description of the information to be disclosed).

          (d)  LIMITATION ON INDEMNITY.

               (i) AGGREGATE BASE AMOUNT. Notwithstanding anything to the contrary provided in this Agreement, the Sellers will have no obligation to indemnify the Purchaser Parties pursuant to the provisions of this Agreement for Claims that any Purchaser Party suffers or incurs as a result of or relating to the events or circumstances described in Section 5.1(a)(i), 5.1(a)(ii), or 5.1(a)(iii) hereof that in the aggregate do not exceed $250,000 (the "AGGREGATE BASE AMOUNT") and then only for the amount by which the total amount of such Claims exceeds $250,000 and subject to Section 5.2 hereof; provided, however, that the Aggregate Base
Amount will not apply to Claims that result from or relate to (A) the litigation described in Schedule 2.12 hereof, (B) the tax audit described in
Schedule 2.11(a) hereof, (C) the agreements or other arrangements pursuant to which, or in connection with which, the Company acquired the stock of any former shareholders of the Company, or any other Claim of any type or nature brought by or relating to any former shareholders of the Company, (D) the environmental matters disclosed in Schedule 2.15 hereof, or (E) the liabilities disclosed in Exhibit L hereof.

               (ii) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise expressly set forth in this Section 5.1(d)(ii), all representations and warranties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement until March 31, 1998. The representations and warranties contained in Section 2.11 hereof shall lapse and be of no further force and effect on the following dates: (A) the representations and warranties related to self-imposed taxes for which a return has to be filed, 4 years from the due date of the applicable tax return, or 6 years from such date if 25% or more of the Company's gross income, volume of business or value of the property (as applicable) has been excluded from the return, (B) the representations and warranties related to taxes for which no return has to be filed, the day following the date on which the statute of limitation for the assessment of the tax expires, and (C) in the event that the Agent agrees to the extension of any of the time periods described in the preceding paragraphs (A) or (B), then the representations and warranties related to the taxes to which such extension is applicable will lapse and be of no further force and effect on the day following the date when the extension expires. The representations and warranties contained in Section 2.15 shall lapse and be of no further force and effect 5 years from the date of this Agreement. The representations and warranties contained in Section 2.18(b) hereof and those with respect to Registered Intellectual Property only in Section 2.22 hereof shall lapse and be of no
further force and effect 10 years from the date of this Agreement.   The
representations and warranties contained in Sections 2.4 and 2.5 hereof shall survive after the date of this Agreement and remain in full force and effect thereafter. Notwithstanding the foregoing, any representation, warranty, covenant, or agreement in respect of which indemnification may be sought under any provision of this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 5.1(d)(ii) if specific and reasonably detailed written notice of the breach or inaccuracy of such representation, warranty, covenant, or agreement giving rise to such right to indemnification has been given to the party against which such indemnification may be sought prior to such time. The Sellers and Purchaser hereby acknowledge and agree that, except as otherwise specifically referenced in this Agreement, the representations, warranties, covenants and agreements set forth herein relate to events, conditions, facts and circumstances existing as of the date of this Agreement and do not relate to any period of time thereafter.

     5.2 MAXIMUM AMOUNT OF INDEMNIFICATION. (a) Subject to Section 5.1 hereof, the Sellers' obligation to indemnify and hold harmless the Purchaser Parties for all Claims shall be limited in the aggregate to each Seller's PRO RATA SHARE of $2,500,000, except for (i) Claims that relate to the environmental representations and warranties of Section 2.15 hereof, as to which the limit shall be increased by such Seller's PRO RATA SHARE of an additional $1,500,000 over his PRO RATA SHARE of the $2,500,000 described above, but only to the extent that his PRO RATA SHARE of $2,500,000 is exhausted, (ii) Claims that relate to (A) the litigation described in Schedule 2.12 hereof, (B) the tax audit described in Schedule 2.11(a) hereof, (C) the agreements or other arrangements pursuant to which, or in connection with which, the Company acquired the stock of any former shareholders of the Company, (D) the release of petroleum compounds identified by Law Environmental Caribe from the underground storage tanks located at the Caguas roasting facility described in Schedule 2.15 hereof, (E) the liabilities described in Exhibit L hereof, (F) any breach or inaccuracy of any of the Sellers' representations and warranties contained in Sections 2.4, 2.5, 2.11 and 2.18(b) hereof, or in Section 2.22 hereof with respect to the following trademarks or brand names: Cafe Crema and Alto Grande, or (G) any breach of this Agreement by the Sellers that constitutes fraud upon Purchaser, and (iii) the penalties or fines related to the expired or non-existent environmental permits described in Schedule 2.15 hereof, as to which the limit shall be each Seller's PRO RATA SHARE of $26,000,000 plus his PRO RATA SHARE of the amount of the Earnout Amount actually paid, if any.

          (b) Anything herein to the contrary notwithstanding, in no event shall any action, suit, claim or proceeding be commenced against a Seller in connection with a representation, warranty or matter the survival of which has lapsed, unless, prior to such lapse, Purchaser has provided the Seller against whom indemnification will be sought a specific and reasonably detailed written notice of its interest to seek indemnification.

     5.3  ESCROWED AMOUNT.  As security for the Sellers' obligations under this
Article V, and to provide a non-exclusive source of reimbursement and indemnification to the Purchaser Parties, an amount equal to $2,500,000 (the "ESCROWED AMOUNT") has been retained of the Purchase Price and has been deposited by the parties with an escrow agent pursuant to the Escrow Agreement. From time to time, upon written notice by Purchaser to the Sellers of a Claim the amount of which is determinable and upon the Agent's acknowledgment and acceptance of such Claim, the Escrowed Amount will be applied (on the basis of each Seller's PRO RATA SHARE) to indemnify and hold harmless Purchaser against such Claim. On the business day following the final determination of the Earnout Amount, any portion of the Escrowed Amount that has not been so applied will be released to the Sellers; provided, however, that if Purchaser has notified the Sellers of a Claim on or before the date of the final determination of the Earnout Amount, the amount of which is uncertain or contingent, or that the Agent has not acknowledged and accepted, a portion of the Escrowed Amount, based on Purchaser's good faith estimate of the potential amount of such Claim, that would be adequate to indemnify and hold harmless the Purchaser Parties for such Claim will remain deposited with the escrow agent; and provided, further, that when the amount of such uncertain, contingent, or challenged Claim is reduced, fixed, or resolved, any portion of the Escrowed Amount remaining after the application of the Escrowed Amount for such indemnification will be released promptly to the Sellers.

     5.4  INSURANCE.   The  amount  of  any  Claim  for  which indemnification
is provided under this Article V shall be net of any amounts recovered by the indemnified party under insurance policies in respect of such Claim. The aggregate limitation on each of Sellers' and Purchaser's indemnification obligations described in Sections 5.2 and 5.5 of this Agreement, respectively, will not be reduced by any Claims, or portion thereof, recovered by the indemnified party under an insurance policy. No Person, including any insurance company providing insurance to an indemnified party in respect of any such Claim, shall have any rights of subrogation in respect of the rights of such indemnified party under this Article V.

     5.5 INDEMNIFICATION BY PURCHASER. Purchaser will indemnify and hold the Sellers, Sellers' Wives, and their respective heirs, executors, administrators, successors, agents, and assigns harmless from and against any Claim that any Seller, any of Sellers' Wives, or their heirs, executors, administrators, successors, agents, and assigns may suffer or incur as a result of, or relating to, the breach or inaccuracy of any representations, warranties, covenants or agreements made by Purchaser in this Agreement or pursuant to this Agreement; provided, however, that Purchaser's obligations hereunder for breaches or inaccuracies of the representations and warranties set forth in Article III of this Agreement shall be limited in the aggregate to $2,500,000.

                                   ARTICLE VI
                            NON-COMPETITION AGREEMENT

     6.1 NONCOMPETITION. Each of the Sellers hereby agrees for a period ending on the later of three (3) years after such Seller leaves employment with the Company (or any successor thereof) or any of its Affiliates, or five (5) years from the date of this Agreement (each such period being a "NON-COMPETE PERIOD"), that such Seller will not, directly or indirectly, as an employee, consultant, advisor, referring source, agent of, or investor in, any Person:

          (a) engage in the business of (i) roasting, distributing, or selling ground coffee; (ii) distributing or selling charcoal; (iii) distributing or selling office coffee, and office coffee supplies, office supplies, or medical supplies; or (iv) processing raw coffee beans or exporting, selling, or promoting coffee products (the "BUSINESS") within any country in the world in which the Company, its subsidiaries, or their respective successors and assigns engage at such time (the "TERRITORY");

          (b) directly or indirectly influence or attempt to influence any customer or potential customer of the Company, its subsidiaries, or their respective successors and assigns that is located in the Territory to purchase goods or services related to the Business from any Person other than Company, its subsidiaries, or their respective successors and assigns; or

          (c) employ or attempt to employ or solicit for any employment competitive with the Company, its subsidiaries, or their respective successors and assigns, any individuals who are employees of the Company, its subsidiaries, or their respective successors and assigns, or (except when acting as an authorized agent of Purchaser) influence or seek to influence any such employees to leave the Company's, its subsidiaries', or their respective successors' or assigns' employment;

          Provided that the foregoing will not apply to any investment in publicly traded securities constituting less than 3% of the outstanding securities in such class. The Sellers acknowledge that the Sellers' obligations under this Article VI are a material inducement and condition to Purchaser's entering into this Agreement and performing the transactions contemplated by this Agreement. Each Seller acknowledges that this Section 6.1 is necessary to protect the investment made hereunder by Purchaser in the acquisition of the Shares, and that the restrictions and remedies contained in this Agreement are reasonable in light of the consideration and other value such Seller has accepted pursuant to this Agreement. If any provision of this Section 6.1 should be found by any court of competent jurisdiction to be unreasonable by reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, such provision will nevertheless remain valid and fully effective, but will be considered to be amended so that the period of time, territory, and/or scope set forth will be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, that would be found reasonable and enforceable by such court. Should any Seller violate this Section 6.1, the period of time of the Non-Compete Period will automatically be extended for a period of time equal to the period of time such Seller began such violation until such violation permanently ceases.

     6.2 SPECIFIC PERFORMANCE. In the event of a violation of this Article VI, Purchaser will be entitled to injunctive relief against the Seller who is in violation of this Article VI in addition to any other legal or equitable remedies that may be available.

                                   ARTICLE VII
                                  MISCELLANEOUS

     7.1 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy, or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this
Section 7.1):

          If to Purchaser:

               Suiza Foods Corporation
               3811 Turtle Creek Blvd.
               Suite 1300
               Dallas, TX  75219
               Attention:  Mr. Gregg Engles
               Telecopy:  (214) 528-9929

          With copy to:

               Axtmayer Adsuar Muniz & Goyco
               PO Box 70294
               San Juan, PR  00936-8294
               Attention:  Fernando Goyco, Esq.
               Telecopy:  (787) 756-9010

               Hughes & Luce
               1717 Main St., Suite 2800
               Dallas, TX  75201
               Attention:  Mr. William MacCormack
               Telecopy:  (214) 939-6100

          If to Sellers:

               Mr. Jose M. Rodriguez Garrido
               Condominio Villas del Mar Este, PH-B-D
               Isla Verde, Carolina
               Puerto Rico 00979

               Mr. Jorge Rodriguez Garrido

               Urbanizacion Paseo Real
               Calle A-B-14
               Rio Piedras, Puerto Rico 00926

          With copy to:

               Gabriel J. Montilla, Esq.
               El Caribe Building, Suite 1201
               San Juan, Puerto Rico 00901

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered, delivered by courier or overnight delivery service, or, if sent by telecopy or if mailed, when actually received.

     7.2 ATTORNEYS' FEES AND COSTS. If attorneys' fees or other costs are incurred to secure performance of any obligations under this Agreement, or to establish damages for the breach of this Agreement or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

     7.3 NO BROKERS. Each party to this Agreement represents to the other parties that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement or the transactions contemplated by this Agreement (other than the fees payable by the Sellers or the Company to The Chase Manhattan Bank, N.A. which will be paid by the Sellers), and agrees that it will indemnify and hold harmless the other parties against any claim for brokerage and finders' fees or agents' commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

     7.4 COUNTERPARTS. This Agreement may be executed in counterparts for the convenience of the parties to this Agreement, all of which together will constitute one and the same instrument.

     7.5 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement will be assigned or delegated by any Seller or Purchaser without the prior written consent of the other parties; except that Purchaser may assign its rights and obligations under this Agreement to any direct or indirect subsidiary of Purchaser or to a Person that is a subsidiary of a common parent Person. This Agreement is not intended to confer any rights or benefits to any Person (including, without limitation, any employees of the Company) other than the parties to this Agreement and the Persons named in
Article VI.

     7.6 ENTIRE AGREEMENT. This Agreement and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated by this Agreement contain the entire understanding of the parties relating to the subject matter of this Agreement and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter of this Agreement. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Schedules to this Agreement are by this Agreement incorporated by reference into and made a part of this Agreement.

     7.7 GOVERNING LAW; VENUE. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the Commonwealth of Puerto Rico, without giving effect to any conflicts-of-law rule or any other principle that might require the application of the laws of another
jurisdiction.   Each party agrees that it shall bring any action or proceeding in respect of or related to this Agreement and the transactions contained herein or contemplated hereby, whether in tort or contract or at law or in equity, exclusively in the Commonwealth or Federal Courts located in San Juan, Puerto Rico (the "CHOSEN COURTS"). The parties irrevocably submit to the exclusive jurisdiction of the Chosen Courts, waive any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and agree that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 of this Agreement.

     7.8 DISPUTE RESOLUTION. Except as otherwise expressly provided in this Agreement, if any dispute arises out of this Agreement, the parties agree not to commence any lawsuit with respect to such dispute until the following procedures have been completed:

          (a) The party believing a dispute to exist will give the other parties written notice thereof, setting forth in reasonable detail the facts alleged to give rise to such dispute, the relevant contractual provisions, the nature of any claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved.

          (b) Within 30 days after receipt of such notice, each party against whom relief is sought in connection with such dispute will deliver a written response, setting forth in reasonable detail its view of the facts alleged to give rise to such dispute, the relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved.

          (c) If the parties do not agree on the manner in which the dispute should be resolved, they will arrange to hold a meeting within ten (10) business days after delivery of the response. Each party will have in attendance at such meeting a representative with authority to bind the represented party to any agreement resolving the dispute. At the meeting (and any adjournments thereof), the parties will negotiate in good faith in an attempt to agree as to whether a dispute exists, the exact nature of the dispute and the manner in which the dispute should be resolved. If deemed appropriate by the parties, a professional mediator may be engaged to assist in resolving the dispute. Any resolution of the dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each party. If no such written agreement is reached within 30 days after the first meeting, the parties may pursue any legal remedies available to them with respect to such dispute.

     7.9 SHARES AS PRIVATE PROPERTY OF THE SELLERS. The Sellers and the Sellers' Wives acknowledge and agree that (i) the Shares are the private property ("bienes privativos") of the Sellers, and (ii) the Sellers' Wives have no right, title, or interest in or to the Shares, individually or as members of the conjugal partnership between each of them and her respective husband.

     7.10 DEFINITION OF AFFILIATE. An "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person and in addition, shall include, in all instances, the relatives of any Person within the second degree of consanguinity.

     7.11 SCHEDULES. The disclosure of any matter in the Schedules hereto shall not, in and of itself, be construed as an indication or determination by the Sellers of the standard of materiality for purposes of this Agreement.

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

        G ACQUISITION CORP.


By:    /s/ Gregg L. Engles
   ---------------------------------------
Name:  Gregg L. Engles
      ------------------------------------
Title: President
      ------------------------------------

SELLERS

/s/ Jose M. Rodriguez Garrido
- ------------------------------------------
JOSE M. RODRIGUEZ GARRIDO

/s/ Jorge Rodriguez Garrido
- ------------------------------------------
JORGE RODRIGUEZ GARRIDO

SELLERS' WIVES

/s/ Maria Angeles Martinez Famada
- ------------------------------------------
MARIA ANGELES MARTINEZ FAMADA

/s/ Sandra Mediavilla Garcia
- ------------------------------------------
SANDRA MEDIAVILLA GARCIA